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                                                                    EXHIBIT 99.2

             FOURTH QUARTER AND FULL YEAR 2004 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                FEBRUARY 3, 2005


         Good morning and welcome to our fourth quarter and full year 2004 conference call. This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site www.tecumseh.com.

         As is our normal protocol, I will begin with some brief comments, and following my comments, we will open up the call for your questions. First, however, I would remind you that my prepared comments, and the answers to your questions, will contain forward-looking statements within the meaning of the securities law. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward-looking statements that could cause actual results to differ materially from projected results.

         Let me first comment on our decision to revise our press release and conference call date. One of the results of the Sarbanes-Oxley Act is the need for additional levels of internal management review, as well as additional testing scope to be completed by our independent auditors. Considering these facts, as well as a series of scheduled Oracle system implementation go-live dates throughout 2005, we will be adopting this extended reporting timeframe throughout 2005. Therefore, you can expect our press release to be issued one week after our customary date or the first Thursday of the second month following the period end.

         Now for our reported results -- the fourth quarter amounted to a net loss of $13.2 million, or $0.71 cents per share, compared to a net loss of $14.8 million, or $0.80 cents per share, in the




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fourth quarter a year ago. Included in the 2004 reported net results is a charge of $14.6 million or $0.52 cents per share related to environmental costs, recognition of additional restructuring and impairment charges amounting to $3.1 million or $0.11 cents per share related to the continuation of programs that began in previous quarters, and a gain of $1.8 million, or $0.06 cents per share, from the final curtailment of medical benefits related to former hourly employees of the Sheboygan Falls, Wisconsin facility which was closed in 2003.
In addition to these items, the quarter was also impacted by a $2.5 million full write-down of a significant customer receivable in the Engine & Power Train Group.

         Exclusive of the restructuring charges, impairments, and other items in 2004 and 2003, operating results declined in the fourth quarter, primarily due to results in the Engine & Power Train group and the Electrical Components group. In summary for the year, some plans went well, yielding improvements to results, while other did not come off as planned. Either way, the benefits of our internal efforts were overshadowed by the effects of the significant escalation of commodity costs and the weakening of the U.S. Dollar. We estimate the combined effect of these two factors to have reduced operating pretax results by approximately $70 million over the full year.

         Consolidated sales for the quarter were $471.9 million, up from last year's fourth quarter sales of $424.3 million. The effects of foreign currency translation accounted for $10.1 million of the $47.6 million increase. Increases in unit volumes were the primary drivers of the improvement, with the largest gains being experienced in the Compressor segment.

         As you have heard me say in the past, I like to explain our results by breaking down each segment, starting with the Compressor segment. Compressor sales rose by $38 million or



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approximately 21% for the quarter. The effects of currency accounted for approximately 22% of the increase. The remainder of the increase for the quarter can be attributed to favorable markets for compressors used in room air conditioners and refrigerators and freezers. Total dollar sales for the full year of compressors used in these two categories were up 21% and 19%, respectively.

         Operating results for this segment, exclusive of restructuring charges, amounted to $6.8 million in the quarter versus $5.6 million a year ago. This is a 21% improvement and represents the second consecutive quarter of year-over-year improvement despite the uphill effects of currency and commodities. While the relative value of the Real versus the Dollar was comparable year-over-year for the third quarter, further weakening of the dollar over the fourth quarter of 2004 resulted in the Real being 3 to 4% stronger in the fourth quarter of 2004 versus 2003.

         We continue to remain bullish with respect to the Compressor group looking to continue the string of quarters with year-over-year improvement. Sales volumes are expected to grow and the benefits of 2004's restructuring actions in North America should be realized in 2005; however, currency represents a significant concern as profitability and competitiveness can be greatly effected by the weakness of the U.S. Dollar. Currently, the Real is trading at 2.61 reais to the dollar, which is stronger than anticipated and significantly stronger than the first quarter of 2004 when the rate was closer to 2.90.

         Moving to the Electrical Components group -- for the quarter, the group reported sales of $108.3 million, an increase of 3%, compared to $105.1 million a year ago. Changes in sales were largely attributable to changes in mix. Electrical Components operating profit for the quarter was $100,000 dollars compared to $5.4 million a year ago, excluding the restructuring



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and impairment charges associated with this business. Like last quarter, the decline was largely attributable to the escalation of the prices of commodities, including copper and steel, with the full affect now working their way through inventories.

         Looking forward for the Electrical Components business, the Company will be looking for margin increases to come from the benefits of recent restructurings and continued price increases, particularly with OEM accounts where previous contracts precluded or hindered increases. 2005 earnings will also benefit from the ending of $7.5 million of annual amortization of a non-compete agreement.

         Now let's look at the Engine & Power Train group. Sales in the Engine & Power Train group were up $6 million, or approximately 5%, from prior year's fourth quarter. Unit volumes and sales were up approximately 6% in North America, with engines used for walk-behind rotary lawn mowers and snow throwers up 19% and 6%, respectively. For the full year, our snow volumes exceeded the prior year, and fourth quarter walk-behind sales indicate a good start to the 2005 season.

         Despite the increase in sales, the Engine & Power Train group incurred an operating loss of $10 million compared to income of $1.8 million a year ago, excluding restructuring costs. In addition to the $2.5 million reserve related to the bankrupt customer, higher commodity items, higher freight items, increased research and development spending, larger losses in Europe, and Brazilian start up costs all contributed to the sizable decline.

         The confluence of commodities, currency, and the failure to achieve normal production in Brazil in time for the season resulted in a significantly poor result in 2004. Going forward, we expect improvement in 2005 now that Brazil has achieved more normal production levels;



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however, the value of the dollar versus the Real, the 2005 snow build, and our ability to maintain the Brazilian supply chain will be instrumental in the ultimate results. So far, we are encouraged by information concerning this year's retail snow thrower sales. It looks like there has been enough snow so that there won't be a glut of carryover inventory.

         Now for the Pump group -- sales were up approximately 1% when compared to the fourth quarter of 2003, and operating profits were flat at $2.4 million. Improvements in sales and operating profits during the fourth quarter at our MP Pump operations, which serves industrial, agriculture and marine customers, were offset by declines at our Little Giant Pump operations. MP Pumps has benefited from expanded product offerings, a broader customer base, and an improved industrial economy.

         In 2005, we expect Pump group sales and profits to retreat slightly reflecting the loss of water gardening business at a major big box retailer.

         The Company continues to maintain a strong balance sheet and a favorable cash position. At December 31st, we had approximately $228 million in available cash on our balance sheet. Capital spending for 2004 amounted to approximately $84 million, a level consistent with 2003. In 2005, we expect capital expenditures to increase as we add capacity in our low-cost manufacturing centers and introduce new products, including a scroll compressor, in the second half of the year. Other uses of cash include foreign debt repayments of $35 million and substantial investments in inventories due to a number of factors including higher commodity costs, the effects of currency translation, higher levels of activity, production level loading, and opportunistic material buys. Of the $96 million increase in inventory, approximately 84% was in raw and work-in-process categories.


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         Looking out at 2005, we continue to face intense competition, and pressures in areas such as commodity, freight and health care costs, as well as unfavorable currencies. Forecasting in this environment has remained difficult. As a result, we will continue our previously stated policy of not providing specific or detailed guidance for the first quarter or full year. Directionally, however, we expect 2005 to benefit from the restructuring actions of 2004 and are, generally, encouraged by estimated economic growth rates throughout the globe.

         I would also remind you that we continue to assess potential restructuring, cost reduction actions, potential acquisitions and/or joint ventures with strategic partners that will enhance our competitiveness and fit into the overall plan. Such actions could result in material charges to our reported results in future periods.

         That concludes my prepared comments, and I am now pleased to take your questions.










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